As filed with the Securities and Exchange Commission on March 4, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
  ___________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
 ___________________________________
Varex Imaging Corporation
(Exact name of registrant as specified in its charter)
 ___________________________________

Delaware	81-3434516
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1678 S. Pioneer Road,
Salt Lake City, Utah 84104
(Address of Principal Executive Offices) (Zip Code)
Varex Imaging Corporation 2017 Employee Stock Purchase Plan
(Full title of the plan)
 ___________________________________

Kimberley E. Honeysett
Senior Vice President, Chief Legal Officer, General Counsel and Corporate Secretary
Varex Imaging Corporation
1678 S. Pioneer Road
Salt Lake City, Utah 84104
801-972-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:
Brett Cooper
Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, California 94105
(415) 773-5700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.			☐

EXPLANATORY NOTE

    Pursuant to General Instruction E of Form S-8, Varex Imaging Corporation (the “Registrant”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register an additional 900,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that have become reserved, in the aggregate, for issuance under the Registrant’s 2017 Employee Stock Purchase Plan, as amended (the “ESPP”). The increase in the number of shares of Common Stock reserved for issuance under the ESPP was approved by stockholders at Registrant’s Annual Meeting of Stockholders on February 13, 2025. These additional shares of Common Stock are securities of the same class as other securities for which an original Registration Statement on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on January 27, 2017 (File No. 333-215770) and a subsequent Registration Statement on Form S-8 was filed with the Commission on February 11, 2022 (File No. 333-262686) (collectively, the “Prior Registration Statements”). This Registration Statement hereby incorporates by reference the contents of the Prior Registration Statements referenced above, except to the extent supplemented, amended or superseded by the information set forth herein.

Item 3.	Incorporation of Documents by Reference.

    The Registrant hereby incorporates by reference in this Registration Statement the following documents previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 27, 2024, filed on November 19, 2024 pursuant to Section 13(a) of the Exchange Act (the “2024 10-K”);

(b)all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)The description of the Registrant’s Common Stock contained in Exhibit 4.1, filed on November 19, 2024 with the 2024 10-K.

    All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except as to specific sections of such statements as set forth therein.

    Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

    The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. The DGCL also authorized corporations to limit or eliminate the personal liability of certain officers to corporations and their stockholders for monetary damage for breaches of the fiduciary duty of care. The Registrant’s amended and restated certificate of incorporation, as amended, includes such exculpation provisions. The Registrant’s amended and restated certificate of incorporation, as amended, and its amended and restated bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Registrant, or for serving at the Registrant’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Registrant’s amended and restated certificate of incorporation, as amended and it amended and restated bylaws also provide that the Registrant must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. The Registrant’s amended and restated certificate of incorporation, as amended, expressly authorizes the Registrant to carry directors’ and officers’ insurance to protect the Registrant, its directors, officers and certain employees for some liabilities.

    The limitation of liability and indemnification provisions in the Registrant’s amended and restated certificate of incorporation, as amended, and its amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty, and certain officers for breach of their fiduciary duty of care. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Registrant’s directors and officers, even though such an action, if successful, might otherwise benefit the Registrant and its stockholders. However, these provisions do not limit or eliminate the Registrant’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s or officer’s fiduciary duty of care. The provisions do not alter the liability of directors or officers under the federal securities laws.

    The Registrant has obtained director and officer liability insurance to cover liabilities directors and officers may incur in connection with their services to the Registrant.

Item 8.	Exhibits.

    The following exhibits are filed herewith:

Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.					X
23.1	Consent of Orrick, Herrington & Sutcliffe LLP (contained in Exhibit 5.1).					X
23.2	Consent of Independent Registered Public Accounting Firm.					X
24.1	Power of Attorney (included on the signature page of this Registration Statement).					X
99.1	Varex Imaging Corporation 2017 Employee Stock Purchase Plan (incorporated by reference to Appendix A to the proxy statement filed by the Registrant on December 30, 2024)	DEF 14A	001-37860	Appendix A	12/30/2024
107	Filing Fee Table					X

SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on March 4, 2025.

Varex Imaging Corporation

By:	/s/ Kimberley E. Honeysett
Kimberley E. Honeysett Senior Vice President, Chief Legal Officer, General Counsel and Corporate Secretary

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kimberley E. Honeysett, Sunny S. Sanyal and Shubham Maheshwari, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to this Registration Statement on Form S-8) with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Sunny S. Sanyal	President and Chief Executive Officer and Director (Principal Executive Officer)	March 4, 2025
Sunny S. Sanyal

/s/ Shubham Maheshwari	Chief Financial Officer (Principal Financial and Accounting Officer)	March 4, 2025
Shubham Maheshwari

/s/ Walter M Rosebrough, Jr.	Director	March 4, 2025
Walter M Rosebrough, Jr.

/s/ Kathleen L. Bardwell	Director	March 4, 2025
Kathleen L. Bardwell

/s/ Jocelyn D. Chertoff	Director	March 4, 2025
Jocelyn D. Chertoff

/s/ Timothy E. Guertin	Director	March 4, 2025
Timothy E. Guertin

/s/ Jay K. Kunkel	Director	March 4, 2025
Jay K. Kunkel

/s/ Christine A. Tsingos	Director	March 4, 2025
Christine A. Tsingos
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